EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

UAW Members Ratify Labor Agreement For Butler Works

West Chester, OH, August 10, 2016 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 3303, have ratified a two and a half year labor agreement covering about 1,200 hourly production and maintenance employees at the company’s Butler (PA) Works. AK Steel said that UAW officials notified the company that the contract was ratified in voting held on August 8 and 9, 2016 in Butler. The agreement will be in effect until April 1, 2019.
“We are pleased to have reached a labor agreement at Butler Works ahead of the expiration date,” said Roger K. Newport, Chief Executive Officer of AK Steel. “This early resolution positions us well to meet the future needs of our customers, as we continue to drive our sales of more value-added and innovative products.”
Butler Works produces a wide range of flat-rolled steel products, including electrical steels that are among the most energy efficient in the world, as well as a variety of stainless and carbon steels.
AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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